Exhibit 99.1

NEWS RELEASE for March 1, 2005 at 7:35 AM EST

Contact:
Allen & Caron Inc.
Michael Lucarelli (investors)	Len Hall (media)
(212)-691-8087	(949)-474-4300
m.lucarelli@allencaron.com	len@allencaron.com

DIGITAL ANGEL EXPANDS ITS PRESENCE IN EUROPEAN LIVESTOCK MARKET
BY ACQUIRING DSD HOLDINGS

Company Raises 2005 Revenue Guidance to Range of $60 Million to $65 Million

SO. ST. PAUL, MN (March 1, 2005) … Digital Angel Corporation (Amex:DOC), an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets, announced today that it is expanding its presence in the European livestock market by acquiring Denmark-based DSD Holdings A/S, and its wholly-owned subsidiaries Daploma International A/S and Digitag A/S.  DSD manufactures and markets visual and electronic radio frequency identification (RFID) tags for livestock.

Digital Angel purchased all of the outstanding capital stock of DSD in consideration for a purchase price of seven times DSD’s average annual EBITDA over the next three years less an initial payment of $3.5 million and outstanding indebtedness at the end of the time period.  The consideration at closing was paid in Applied Digital, Inc. (Nasdaq:ADSX) common stock, which Digital Angel acquired from Applied Digital in exchange for 644,140 shares ($3.5 million) of Digital Angel stock.  In addition, Digital Angel retained the employment of DSD’s Chief Executive Officer Lasse Nordfjeld and Daploma President Torsten Nordfjeld.

Digital Angel Chief Executive Officer Kevin McGrath stated, “We are very pleased with the structure of this transaction.  It was designed to provide a fair price for the business today and also to provide a fair return to DSD’s owners based upon the business’s expected performance over the next three years.”

DSD has built a highly automated and efficient manufacturing facility for producing visual and RFID tags, as well as tamper-proof seals for packing and shipping applications. The company has been in business for more than 30 years and has successfully developed markets in Europe, the Middle East, Japan and Australia. The acquisition provides Digital Angel with immediate expansion of its existing business in the significant European market for livestock tagging and tracking.

In addition, Kevin McGrath said that Lasse Nordfjeld, Chief Executive Officer of DSD, who is considered to be one of Europe’s leaders in the development of livestock tagging systems, will assume the leadership role in building Digital Angel’s global animal applications business.

“Livestock tagging and tracking is a rapidly growing global business and with the acquisition of DSD we believe we will be in a position to capture a significant portion of the market,” McGrath said. “This purchase expands our presence in the European market where the potential for tagging is very large.  As a result of the DSD acquisition we are raising our 2005 revenue guidance by $5 million to $60 million to $65 million.”

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“DSD has already built a well-respected name in the livestock business, much as Digital Angel has done in the U.S. and Canada, and its manufacturing facilities employ state-of-the-art robotics,” McGrath added. “We look forward to working with DSD and its talented employees in continuing to expand our animal applications business wherever new opportunities present themselves.”

McGrath characterized the overall European livestock tagging market as roughly equivalent in size to the United States in cattle but much larger than the United States in goats, sheep and pigs. He expects DSD to manufacture and sell in excess of 30 million visual tags and generate in excess of $5 million in revenue during 2005.

About Applied Digital

Applied Digital (Nasdaq:ADSX), develops innovative security products for consumer, commercial, and government sectors worldwide. The Company’s unique and often proprietary products provide security for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and securityinfrastructure, positioning Applied Digital as the leader of Security Through Innovation. Applied Digital is the owner of a majority position in Digital Angel Corporation For more information; visit the company’s website at http://www.adsx.com.

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of pets, fish, livestock, and humans through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital, Inc. (Nasdaq:ADSX).  For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that recent changes in the Company’s senior management could have an adverse effect on the Company’s financial results that the Company’s stockholders will experience dilution if certain debt owned by the Company is converted into common stock; the risk of foreclosure on substantially all of the Company’s assets; that the Company’s majority stockholder, Applied Digital Solutions, Inc. is able to completely control the board of directors and may support actions that conflict with the interests of other stockholders; that the Company’s earnings will decline if it writes off additional goodwill and other intangible assets; that exercises of the Company’s options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock, the Company’s inability to generate income, the Company’s ability to maintain patent and trade secret protection, domestic and foreign governmentregulation, the Company’s sales to government contractors of animal identification products, dependence on a single production arrangement for its patented syringe-injectable microchips, dependence on principal customers, competition in the visual and electronic identification markets,foreign currency rate fluctuation, dependence on a small team of senior management and the Company’s ability to develop, integrate and miniaturize and market the Digital Angel™ technology.  A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2003. Investors and stockholders are urged to read this document carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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